Exhibit 5.1

CONSENT OF FRASER MILNER CASGRAIN LLP

     We hereby consent to the reference to us under the heading “Legal Matters” in the circular dated December 29, 2004 forming a part of the offer made by Goldcorp Inc. and Goldcorp Acquisition ULC to purchase all the common shares of Wheaton River Minerals Ltd.

/s/ FRASER MILNER CASGRAIN LLP

Toronto, Ontario
December 29, 2004